                                                                    EXHIBIT 99.1

For Immediate Release:
                                   Contact:  Arthur Newman
                                             Chief Financial Officer
                                             (615) 301-3178
                                             art.newman@healthstream.com

                                             Media
                                             Mollie Elizabeth Condra
                                             Communications & Investor Relations
                                             (615) 301-3237
                                             mollie.condra@healthstream.com


                HEALTHSTREAM ANNOUNCES THIRD QUARTER 2004 RESULTS

HIGHLIGHTS:

   - Record revenues of $5.0 million in third quarter 2004, up 16% from third quarter 2003
   -  Net loss of $177,000, an improvement of $446,000 over same quarter in 2003
   - EBITDA of $297,000, an improvement of $223,000 over same quarter in 2003, with cash and investments of $16.4 million at quarter end
   - 987,000 healthcare professional subscribers fully implemented on Internet-based learning network, up 14% from 864,000 in prior quarter
   - Henry Ford Health System signs 3-year agreement to train their 16,000 employees on HealthStream Learning Center
   - Through HospitalDirect, approximately 50 hours of new device training and device-related education launched to provider-based healthcare professionals


NASHVILLE, TENN. (OCTOBER 26, 2004)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2004.

FINANCIAL RESULTS:
THIRD QUARTER 2004 COMPARED TO THIRD QUARTER 2003
Revenues for the third quarter of 2004 were $5.0 million, up 16 percent from $4.3 million for the third quarter of 2003. This year over year increase is the result of an increase of $670,000, or 33 percent, in revenues from our growing subscriber base of our HealthStream Learning Center(TM). Content development revenues also increased $185,000 over the prior year quarter. These revenue increases were partially offset by lower maintenance fees related to our installed learning management products of $180,000 as well as lower content subscription revenues of approximately $120,000. The portion of revenues derived from our Internet-based subscription products increased to 68 percent of revenues for the third quarter of 2004 from 63 percent during the same quarter in 2003.

Gross margins (which we define as revenues less cost of revenues divided by revenues) declined from approximately 68 percent for the third quarter of 2003 to 65 percent in the third quarter of 2004. This decline is primarily a result of personnel expenses associated with our

Competency Compass and HospitalDirect solutions that were accounted for in product development expenses in 2003. Now that both products have been launched, these personnel costs were included in cost of revenues in the third quarter of 2004. In addition, the gross margin decline resulted from the increase in content development revenues, which have lower margins than our Internet-based subscription products.

Net loss for the third quarter of 2004 was $177,000, or ($0.01) per share, compared to a net loss of $623,000, or ($0.03) per share, for the third quarter of 2003. The improvement in net loss over the prior year quarter resulted primarily from increased revenues and reduced amortization expense due to the expiration of estimated useful lives associated with certain acquisitions completed in 2000. Product development expense was lower for the third quarter of 2004 due to the redesignation of personnel related to Competency Compass and HospitalDirect, as mentioned above. Sales and marketing expense increased, resulting from additions to our sales force and the related commission expense.

EBITDA (which we define as earnings or loss before interest, taxes, depreciation, and amortization) improved to earnings of $297,000 for the third quarter of 2004, compared to earnings of $74,000 for the third quarter of 2003. This improvement is consistent with the factors mentioned above.

OTHER FINANCIAL INDICATORS
At September 30, 2004, the Company had cash, investments, and related interest receivable of $16.4 million, compared to $16.9 million at June 30, 2004. This decline is primarily the result of $0.9 million in capital expenditures, content purchases, and an increase in accounts receivable, which was partially offset by an increase in accounts payable and accrued liabilities during the third quarter of 2004.

DSO (which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) increased from approximately 49 days for the second quarter of 2004 to approximately 55 days for the third quarter of 2004. The increase in DSO is a result of slower cash collections from our healthcare organization customer base.

HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby reducing organizational risks and improving patient safety.

At September 30, 2004, approximately 987,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center for training and education, including approximately 80,000 subscribers related to Tenet Healthcare. This number was up from approximately 864,000 at the end of the second quarter of 2004 and up from 730,000 at the end of the third quarter of 2003. Revenue recognition commences when a contract is fully implemented. The total number of contracted subscribers at September 30, 2004 was approximately 1,057,000, up from approximately 997,000 at the end of the second quarter of 2004. "Contracted subscribers" include both those already implemented (987,000) and those in the process of implementation (70,000).

Among the organizations that selected the HealthStream Learning Center in the third quarter was the Henry Ford Health System, a "top ten" health system in the nation. In a three-year agreement, Henry Ford will utilize HealthStream's learning platform with the core OSHA/JCAHO regulatory course curriculum, our exclusive patient safety series, and our long-term care course curriculum for their 16,000 hospital-based employees.

We continue to make progress with renewals associated with our HealthStream Learning Center customers. As discussed in prior quarters, we measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. During the third quarter of 2004, the account renewal rate was 84 percent and the annual contract value renewal rate was 83 percent. Cumulatively, for the first three quarters of 2004, our account renewal rate was 79 percent and the annual contract value renewal rate was 81 percent.


PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education and training solutions for three primary audiences: provider-based healthcare professionals; medical device and pharmaceutical sales professionals; and physicians. Revenues from the PMD business were comparable with the prior quarter, but did grow by approximately 8 percent over the third quarter of 2003. As noted above, this growth was related primarily to content development services.

Recently, HospitalDirect(TM) was selected by a leading manufacturer of medical diagnostic and therapeutic devices for a pilot program that includes training on seven of their devices. To date, medical device companies have contracted to train hospital-based healthcare professionals on, collectively, 25 devices. HospitalDirect is our new software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform. HealthStream launched approximately 50 hours of new device training and device-related education activities through HospitalDirect in the third quarter of 2004. Concurrently, the number of courses completed through HospitalDirect increased to approximately 12,400 for the third quarter, up from approximately 5,000 for the second quarter. Since the start of 2004, approximately 20,000 courses have been completed through HospitalDirect.

In addition to HospitalDirect courses, HealthStream helps medical device companies reach hospital-based healthcare professionals through clinical education programs. In the third quarter, approximately 7,000 hospital-based healthcare professionals utilized this learning solution. Clinical education programs are instructor-led continuing education activities directed by HealthStream that typically take place in acute-care hospitals.

FINANCIAL EXPECTATIONS
Full year revenues are expected to approximate $20.0 million, with growth during the fourth quarter expected to result from our HealthStream Learning Center product and our education services related to our association business. We expect that gross margins as a percentage of revenues will decline somewhat during the fourth quarter due to the growth in the lower margin association business. We expect that product development and sales and marketing expenses will increase modestly during the fourth quarter, due to the full quarter impact of certain personnel additions and marketing expenses associated with new content introductions. We expect to continue to achieve cash flow positive results, as measured by EBITDA, for the fourth quarter of 2004.

Given our growing subscriber base and traction with new content solutions, we expect 2005 revenue growth to approximate 15 to 20 percent over 2004. In addition, we expect to achieve positive net income during 2005.

Commenting on third quarter 2004 results and anticipated growth, Robert A. Frist, Jr., chief executive officer, said, "After achieving strong third quarter results, we are setting new performance milestones. We expect to cross over the 1,000,000 mark of fully implemented subscribers in the fourth quarter, achieve 2005 revenue growth of 15 to 20 percent over 2004, and turn net income positive during 2005."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, Susan Brownie, vice president of finance and human resources, and Mollie Condra, director of communications and investor relations, will be held on Wednesday, October 27, 2004 at 9:00 a.m. (EDT). To listen to the conference, please dial 800-361-0912 (confirmation number: 815396) if you are calling within the domestic U.S. If you are an international caller, please dial 913-981-5559 (confirmation number: 815396). The conference may also be accessed online by going to http://www.healthstream.com/investors.htm for the simultaneous Webcast of the call, which will subsequently be available for replay.



ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,057,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                           ---------------------------------- -----------------------------------
                                                                  2004             2003              2004             2003
                                                                  ----             ----              ----             ----

Revenues                                                     $       5,032    $       4,342     $      14,631     $      13,429

Operating expenses:
   Cost of revenues                                                  1,776            1,402             5,417             4,502
   Product development                                                 659              770             1,940             2,536
   Sales and marketing                                               1,101              938             3,462             3,303
   Depreciation and amortization                                       536              787             1,529             2,541
   Other general and administrative                                  1,202            1,153             3,568             3,855
                                                             -------------    -------------     -------------     -------------
      Total operating expenses                                       5,274            5,050            15,916            16,737

Operating loss                                                       (242)            (708)           (1,285)           (3,308)
   Other income, net                                                    65               85               160               314
                                                             -------------    -------------     -------------     -------------
Net loss                                                     $       (177)    $       (623)     $     (1,125)     $     (2,994)
                                                             =============    =============     =============     =============

Net loss per share:
Net loss per share, basic and diluted                        $      (0.01)    $      (0.03)     $      (0.05)     $      (0.15)
                                                             =============    =============     =============     =============

Weighted average shares outstanding:
Basic and diluted                                                   20,656           20,421            20,561            20,363
                                                             =============    =============     =============     =============

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


INCOME (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, EBITDA(1):

                                                                    THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                      SEPTEMBER 30,
                                                           ---------------------------------- -----------------------------------
                                                                  2004             2003              2004             2003
                                                                  ----             ----              ----             ----

Net loss                                                     $       (177)    $       (623)     $     (1,125)     $     (2,994)
Interest income                                                       (69)            (100)             (172)             (338)
Interest expense                                                         3               10                 9                18
Income taxes                                                             4               --                 4                --
Depreciation and amortization                                          536              787             1,529             2,541
                                                             -------------    -------------     -------------     -------------
Income (loss) before interest, taxes, depreciation and
    amortization                                             $         297    $          74     $         245     $       (773)
                                                             =============    =============     =============     =============


(1) In order to better assess the Company's financial results, management believes that EBITDA is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net loss adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                         SEPTEMBER 30,          DECEMBER 31,
                                                                                             2004                 2003(1)
                                                                                             ----                 ----
ASSETS
Current assets:
     Cash, short term investments and related interest receivable                      $      16,422          $      18,021
     Accounts and unbilled receivables, net (2)                                                3,763                  3,090
     Prepaid and other current assets                                                          1,397                  1,045
                                                                                       -------------          -------------
          Total current assets                                                                21,582                 22,156

Property and equipment, net                                                                    2,475                  2,003
Goodwill and intangible assets, net                                                            3,556                  3,817
Other assets                                                                                     320                    423
                                                                                       -------------          -------------
          Total assets                                                                 $      27,933          $      28,399
                                                                                       =============          =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                                   $       2,367          $       2,742
     Deferred revenue                                                                          3,872                  3,059
     Current portion of long-term liabilities                                                     26                     39
                                                                                       -------------          -------------
          Total current liabilities                                                            6,265                  5,840

Long-term liabilities, net of current portion                                                     36                      1
                                                                                       -------------          -------------
          Total liabilities                                                                    6,301                 5,841

Shareholders' equity:
     Common stock                                                                             91,622                 91,417
     Accumulated deficit and other comprehensive income                                     (69,990)               (68,859)
                                                                                       -------------          -------------
          Total shareholders' equity                                                          21,632                 22,558

          Total liabilities and shareholders' equity                                   $      27,933          $      28,399
                                                                                       =============          =============



(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2003.
(2) Includes unbilled receivables of $736 and $593 and other receivables of $14 and $14 at September 30, 2004 and December 31, 2003, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for the fourth quarter of 2004 and fiscal year 2005 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced in the Company's Annual Report in Form 10-K and referenced from time to time in the Company's other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.